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                                                                    Exhibit 10.8

                              Terms of Separation
                              -------------------

Spiegel, INC. agrees to pay Michael R. Moran severance pay in the amount of Four Million Dollars ($4,000,000). This severance pay will be paid to Moran in a lump sum no later than July 6, 2001. In addition, Spiegel, INC will further pay Moran at the same time an amount of seven Hundred and Nine Thousand Dollars ($709,000) in a lump sum which represents bonuses, incentive plan award and SERP for the first

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six months of 2001. Further Moran will receive as salary for the period January
1, 2001, to and including June 30, 2001, compensation calculated based on $445,000 per year as well as other non cash benefits which are or shall be adopted by Spiegel covering its senior management staff. Further, Spiegel agrees to the terms of separation (12/$ attached hereto as an addendum to this agreement to the extent they are not inconsistent but rather additive to the overall agreement.

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Moran shall perform his current duties and responsibilities and assist with the transition for the transition period from January 1, 2001, to June 30, 2001.

This agreement is contained in this document and the addendum attached hereto. Acknowledged, Agreed, and Accepted as of December 30, 2000:

Spiegel, Inc.

/s/ Martin Zaepfel                                   /s/ Michael R. Moran
------------------                                      --------------------
                                                         Michael R. Moran

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                                  ADDENDUM

This addendum made a part of an agreement dated December 30, 2000, between spiegel, INC. and Michael R. Moran

                             Terms of Separation
                             -------------------

Compensation for Year 2000
--------------------------

     My normal salary for 2000 shall continue to be paid on its current schedule. In addition, no later than February 28, 2001, Spiegel shall pay me my annual bonus, my long term incentive bonuses for 2000, and profit-sharing, SERP, and other regular benefits earned through calendar year 2000 in accordance with the formulas, policies and practices currently in effect for such matters.

Severance Pay
-------------

     In accordance with paragraph 3 of my Employment Agreement, Spiegel shall pay me severance pay equal to the economic value of my entire annual compensation and benefit package for the remaining term of my Employment Agreement and for an additional period of twenty-four (24) months. Such severance pay shall be based on the following:

          .    my present salary;
          .    my annual and long-term incentive bonuses at 2000 levels;
          .    my profit-sharing, 401 (k), and SERP contributions for 2000; and
          .    my automobile, club, financial, tax, insurance allowances for
               2000.

Retirement Package
------------------

     In accordance with my Employment Agreement and with the normal retirement policies and practices for senior level executives, Spiegel shall provide me with a retirement package that consists of the following:

          . Spiegel shall continue to pay, on the same basis that it currently does, the company share of premium for my individual, paid-up split dollar and executive life insurance policies until I attain age 65;

          . Spiegel shall provide medical, dental and vision insurance coverage at regular retiree rates to me and my wife until we both reach age 65;

                                Page 1 of addendum

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          .    All of my unexpired stock options will be extended until December
               31, 2003 as non-qualified, fully vested options;

          . In the event of any claim, lawsuit or other legal proceeding against me or otherwise involving me which arises from my involvement as an officer, director, employee or agent of Spiegel, any of its parent, subsidiary or affiliated companies or any company owned or otherwise associated with Otto Versand, Spiegel will indemnify me, hold me harmless, and pay my attorneys' fees and other legal expenses. Spiegel also will maintain appropriate insurance coverage for any liabilities that might potentially arise from such matters; and

          . in addition to the above, Spiegel shall provide me with all other benefits usually afforded to its retired executive officers.

Compensation During Transition Period
--------------------------------------

     For the transition period from January 1, 2001 to and including June 30, 2001, I shall perform my current duties and responsibilities and assist with the transition, and Spiegel shall compensate me on my current compensation and benefit terms except that my base salary shall be increased to $445,000 per year. Thus, my compensation shall include but not be limited to:

          .    annual base salary of $445,000;
          .    annual and long-term incentive bonuses; and
          .    full vacation, savings, 401(k), profit-sharing, health insurance, life insurance, disability insurance, club, automobile and other benefits which are or shall be adopted by Spiegel covering its senior executive management staff.

Acknowledged and Accepted as of December 6, 2000:

Spiegel, Inc.

/s/ Martin Zaepfel                                    /s/ Michael R. Moran
-------------------------                             ----------------------
By: Martin Zaepfel, Director                              Michael R. Moran

                                Page 2 of addendum